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We have issued our report dated May 1, 2015, with respect to the consolidated financial statements of Ecolomondo Corporation Inc. and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Montréal, Canada
November 16, 2015

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